Exhibit 16.1

[VIVUS LETTERHEAD]

July 8, 2002

Arthur Andersen LLP
101 2nd St., Suite 1100
San Francisco, CA 94105
Attn: Richard J. Blumenfeld

Gentlemen:

This is to inform you that VIVUS, Inc. will no longer require the services of Arthur Andersen, LLP. Our decision is based upon thorough consideration given to our current and future business needs.

Please also send a letter to the Securities and Exchange Commission with a copy to VIVUS, Inc. regarding the disclosure in Item 4 of Form 8-K relating to the change of independent accountants, a copy of which is attached for your review.

Sincerely,

VIVUS, Inc.

/s/ RICHARD WALLISER Richard Walliser Vice President and Chief Financial Officer